                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                JANUARY 15, 2007

                                 BY AND BETWEEN

                              MORGAN BANCORP, INC.

                                       AND

                                LNB BANCORP, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I    CERTAIN DEFINITIONS.........................................     1

ARTICLE II   THE MERGER..................................................     9
         2.01 The Parent Merger..........................................     9
         2.02 The Subsidiary Merger......................................     9
         2.03 Effectiveness of the Parent Merger.........................     9
         2.04 Effective Date and Effective Time..........................     9

ARTICLE III  CONSIDERATION; EXCHANGE PROCEDURES..........................    10
         3.01 Merger Consideration.......................................    10
         3.02 Rights as Shareholders; Stock Transfers....................    14
         3.03 Fractional Shares..........................................    14
         3.04 Exchange Procedures........................................    15
         3.05 Anti-Dilution Provisions...................................    17
         3.06 Treatment of Stock Options.................................    17

ARTICLE IV   ACTIONS PENDING ACQUISITION.................................    17
         4.01 Forbearances of Morgan.....................................    17
         4.02 Forbearances of Parent.....................................    21

ARTICLE V    REPRESENTATIONS AND WARRANTIES..............................    22
         5.01 Disclosure Schedules.......................................    22
         5.02 Standard...................................................    22
         5.03 Representations and Warranties of Morgan...................    22
         5.04 Representations and Warranties of Parent...................    35

ARTICLE VI   COVENANTS...................................................    42
         6.01 Reasonable Best Efforts....................................    42
         6.02 Shareholder Approval.......................................    42
         6.03 Registration Statement.....................................    42
         6.04 Press Releases.............................................    43
         6.05 Access; Confidentiality....................................    44
         6.06 Acquisition Proposals......................................    45
         6.07 Affiliate Agreements.......................................    46
         6.08 Takeover Laws..............................................    46
         6.09 No Rights Triggered........................................    47
         6.10 Conformance of Policies and Practices......................    47
         6.11 Transition.................................................    47
         6.12 Facilities Optimization....................................    48
         6.13 Investments................................................    48
         6.14 NASDAQ Listing or Notification.............................    48
         6.15 Regulatory Applications....................................    48
         6.16 Indemnification............................................    49

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
         6.17 Employee Benefits..........................................    50
         6.18 Notification  of Certain Matters...........................    51
         6.19 Dividend Coordination......................................    51
         6.20 Tax Treatment..............................................    52
         6.21 No Breaches of Representations and Warranties..............    52
         6.22 Consents...................................................    52
         6.23 Insurance Coverage.........................................    52
         6.24 Correction of Information..................................    52
         6.25 Supplemental Assurances....................................    52
         6.26 Regulatory Matters.........................................    53
         6.27 Parent Board of Directors..................................    53

ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE PARENT MERGER.............    54
         7.01 Conditions to Each Party's Obligation to Effect the Parent
              Merger.....................................................    54
         7.02 Conditions to Obligation of Morgan.........................    54
         7.03 Conditions to Obligation of Parent.........................    55
         7.04 Frustration of Closing Conditions..........................    56

ARTICLE VIII TERMINATION.................................................    56
         8.01 Termination................................................    56
         8.02 Effect of Termination and Abandonment; Enforcement of
              Agreement..................................................    58
         8.03 Termination Fee; Expenses..................................    58

ARTICLE IX   MISCELLANEOUS...............................................    59
         9.01 Survival...................................................    59
         9.02 Waiver; Amendment..........................................    60
         9.03 Counterparts...............................................    60
         9.04 Governing Law..............................................    60
         9.05 Expenses...................................................    60
         9.06 Notices....................................................    60
         9.07 Entire Agreement; No Third Party Beneficiaries.............    61
         9.08 Interpretation; Effect.....................................    61
         9.09 Waiver of Jury Trial.......................................    62
         9.10 Severability...............................................    62
         9.11 Assignment.................................................    62
         9.12 Submission to Jurisdiction.................................    62

Exhibit A   Form of Voting Agreement
Exhibit B   Form of Morgan Affiliate Agreement
Exhibit C   Form of Employment Agreement for W. A. Dougherty

     This AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007 (this "Agreement"), is by and between Morgan Bancorp, Inc., an Ohio corporation ("Morgan") and LNB Bancorp, Inc., an Ohio corporation ("Parent").

                                    RECITALS

     A. The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Morgan will merge with and into Parent. Parent will be the surviving corporation in the Parent Merger (as defined below). It is the intention of Parent that, immediately following the Parent Merger, Morgan Bank, National Association, a national banking association that is a wholly-owned subsidiary of Morgan ("Morgan Bank"), will merge with and into The Lorain National Bank, a national banking association that is a wholly-owned subsidiary of Parent ("Lorain National"), with Lorain National being the surviving bank.

     B. Board Determinations. The respective boards of directors of Morgan and Parent have each determined that the Parent Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved, this Agreement, the Parent Merger and the other transactions contemplated hereby.

     C. Intended Tax Treatment. The parties intend the Parent Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" means, other than with respect to the Parent Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any Third Party indication of interest in, (a) any acquisition, purchase or other similar transaction, direct or indirect, of 20% or more of the consolidated assets of Morgan and its Subsidiary or over 20% of any class of equity or voting securities of Morgan or its Subsidiary (or Morgan securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Morgan, (b) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Morgan or its Subsidiary (or Morgan securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Morgan, (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Morgan or its Subsidiary whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Morgan or (d) any other transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Parent Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     "Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "Agreement to Merge" has the meaning set forth in Section 2.02.

     "All Cash Election" has the meaning set forth in Section 3.01(b)(ii).

     "All Stock Election" has the meaning set forth in Section 3.01(b)(i).

     "Cash Exchange Amount" has the meaning set forth in Section 3.01(a).

     "Change in Recommendation" has the meaning set forth in Section 8.01(g).

     "Claim" has the meaning set forth in Section 6.16(a).

     "COBRA" has the meaning set forth in Section 6.17(a).

     "Code" has the meaning set forth in the preamble to this Agreement.

     "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

     "Confidentiality Agreement" means the Confidentiality Agreement between Parent and Morgan, dated August 24, 2006.

     "Consultants" has the meaning set forth in Section 5.03(m).

     "Contract" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

     "Costs" has the meaning set forth in Section 6.16(a).

     "Directors" has the meaning set forth in Section 5.03(m).

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "Dissenting Shares" means Morgan Common Shares with respect to which rights pursuant to Section 1701.85 of the OGCL have been properly exercised.

     "Effective Date" means the date on which the Effective Time occurs, as provided for in Section 2.04.

     "Effective Time" means the effective time of the Parent Merger, as provided for in Section 2.04.

     "Election" has the meaning set forth in Section 3.01(e).

     "Election Deadline" has the meaning set forth in Section 3.01(e).

     "Election Form/Letter of Transmittal" has the meaning set forth in Section 3.01(e).

     "Election Period" has the meaning set forth in Section 3.01(e).

     "Employees" has the meaning set forth in Section 5.03(m)(i). All references herein to "employees of Morgan" or "Morgan employees" shall be deemed to mean employees of Morgan Bank.

     "Employment Agreement" means the form of employment agreement between Parent and William A. Dougherty, Morgan's Chief Executive Officer, the form of which is attached hereto as Exhibit C, which is an inducement to Parent's willingness to enter into this Agreement.

     "Environmental Laws" means all applicable local, state and federal environmental, health and safety Laws, permits, authorizations, common Law or agency requirement, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

     "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m)(iii).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04(a).

     "Excluded Representations" has the meaning set forth in Section 5.02.

     "Exchange Fund" has the meaning set forth in Section 3.04(a).

     "FDIA" has the meaning set forth in Section 5.03(dd).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Fill Offer" has the meaning set forth in Section 8.01(e).

     "Fill Option" has the meaning set forth in Section 8.01(e).

     "FRB" means the Federal Reserve Board.

     "GAAP" means generally accepted accounting principles as adopted for U.S. accounting principles, practices and methods.

     "Governing Documents" means with respect to any Person, such Person's articles or certificate of incorporation and its code of regulations/bylaws, or similar governing document.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.16(a).

     "Information" has the meaning set forth in Section 6.05(c).

     "Intellectual Property Rights" has the meaning set forth in Section
5.03(ff).

     "IRS" has the meaning set forth in Section 5.03(m)(ii).

     The term "knowledge" means, with respect to a party hereto, knowledge after due inquiry of any officer of that party with the title of not less than a senior vice president.

     "Law" means any federal, state, foreign or local statute, law, rule or regulation or any order, decision, decree, injunction, judgment, award or decree of any Governmental Authority.

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance of any nature whatsoever.

     "Loans" means loans, leases, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.

     "Lorain National" has the meaning set forth in the preamble to this Agreement.

     "Material Adverse Effect" means, with respect to Parent or Morgan, any effect that (a) is material and adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of Parent and its Subsidiaries taken as a whole, or Morgan and its Subsidiary taken as a whole, respectively, or (b) would materially impair the ability of either Parent or Morgan to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Parent Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities or other changes affecting depository institutions generally that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, including changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, (ii) any modifications or changes to valuation policies and practices in connection with the Parent Merger or restructuring charges taken in connection with the Parent Merger, in each case in accordance with GAAP, (iii) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, (iv) changes resulting from the announcement or pendency of this Agreement and the transactions contemplated thereby, or (v) actions or omissions of a party that have been waived in accordance with Section 9.02 hereof.

     "Material Interest" has the meaning set forth in the definition of "Related Person."

     "Merger Consideration" has the meaning set forth in Section 3.01(a).

     "Mixed Election" has the meaning set forth in Section 3.01(b)(iii).

     "Morgan" has the meaning set forth in the preamble to this Agreement.

     "Morgan Affiliate" has the meaning set forth in Section 6.07.

     "Morgan Articles" means the Articles of Incorporation of Morgan, as amended.

     "Morgan Bank" has the meaning set forth in the preamble to this Agreement.

     "Morgan Board" means the Board of Directors of Morgan.

     "Morgan Code" means Morgan's Code of Regulations.

     "Morgan Common Shares" means common shares, no par value per share, of Morgan.

     "Morgan Financial Statements" has the meaning set forth in Section 5.03(g).

     "Morgan Meeting" has the meaning set forth in Section 6.02.

     "Morgan Off Balance Sheet Transaction" has the meaning set forth in Section 5.03(v).

     "Morgan Recommendation" has the meaning set forth in Section 6.02.

     "Morgan Stock Plan" means the option plan and agreements of Morgan and its Subsidiary pursuant to which rights to purchase Morgan Common Shares are outstanding immediately prior to the Effective Time pursuant to the Morgan Bancorp 1999 Stock Option Plan.

     "NASD" means The National Association of Securities Dealers, Inc.

     "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

     "New Certificates" has the meaning set forth in Section 3.04(a).

     "OGCL" means the Ohio General Corporation Law.

     "Old Certificates" has the meaning set forth in Section 3.04(a).

     "OSS" means the Office of the Secretary of State of the State of Ohio.

     "Out-of-Pocket Expenses" has the meaning set forth in Section 8.03(c).

     "Parent" has the meaning set forth in the preamble to this Agreement.

     "Parent Articles" means the Second Amended Articles of Incorporation of Parent.

     "Parent Board" means the Board of Directors of Parent.

     "Parent Code" means the Amended Code of Regulations of Parent.

     "Parent Common Shares" means the common stock, without par value, of Parent. (together with the preferred share purchase rights attached thereto issued pursuant to that certain Rights Agreement (the "Rights Agreement"), dated as of October 24, 2000, by and between Parent and The Registrar and Transfer Company, as rights agent, as amended May 17, 2006.

     "Parent Financial Statements" has the meaning set forth in Section 5.04(l).

     "Parent Merger" has the meaning set forth in Section 2.01.

     "Parent Preferred Shares" means the serial preferred shares, no par value per share, of Parent.

     "Parent Reference Price" has the meaning set forth in Section 8.01(e).

     "Parent SEC Documents" has the meaning set forth in Section 5.04(g).

     "Parent Shares" means the Parent Common Shares and Parent Preferred Shares.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

     "Person" means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" by a party means information set forth in its Disclosure Schedule.

     "Proxy Statement/Prospectus" has the meaning set forth in Section 6.03(a).

     "Proxy Statement" has the meaning set forth in Section 6.03(a).

     "Registration Statement" has the meaning set forth in Section 6.03(a).

     "Regulatory Authority" means any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the issuance of deposits (including, without limitation, the OCC, FRB and the FDIC) or the supervision or regulation of it or any of its subsidiaries.

     "Regulatory Reporting Document" has the meaning set forth in Section 5.03(g)(i).

     "Related Person" means any Person (or family member of such Person) (a) that directly or indirectly, controls, or is under common control with, Morgan or any of its Affiliates, (b) that serves as a director, officer, employee, partner, member, executor or trustee of Morgan or any of its Affiliates or Subsidiary (or in any other similar capacity), (c) that has, or is a member of a group buying, direct or indirect beneficial ownership (as defined for purposes of Rule 13c1-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests (a "Material Interest") in Morgan or any of its Affiliates or (d) in which any Person (or family member of such Person) that falls under (a), (b) or (c) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor or trustee (or in any other similar capacity).

     "Required Morgan Vote" has the meaning set forth in Section 5.03(d).

     "Required Party" has the meaning set forth in Section 6.05(c).

     "Requisite Regulatory Approvals" has the meaning set forth in Section 7.01(b).

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "Rights Agreement" has the meaning set forth in the definition of "Parent Common Shares."

     "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Stock Exchange Ratio" has the meaning set forth in Section 3.01(a).

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Subsidiary Merger" has the meaning set forth in Section 2.02.

     "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the Morgan Common Shares then outstanding on terms that the Board of Directors of Morgan determines in good faith by a majority vote (excluding any members of the Board of Directors that are not independent of the Third Party making such Acquisition Proposal), after considering the advice of Roetzel & Andress, Morgan's independent legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Third Party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement), are more favorable from a financial point of view to Morgan's shareholders than the Parent Merger and other transactions contemplated by this Agreement.

     "Surviving Corporation" has the meaning set forth in Section 2.01.

     "Takeover Laws" has the meaning set forth in Section 5.03(o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "Termination Fee" has the meaning set forth in Section 8.03(a).

     "Third Party" means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Parent or any of its Affiliates.

     "Treasury Stock" means Morgan Common Shares held by Morgan or its Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

     "Voting Agreements," the form of which is attached hereto as Exhibit A, pursuant to which, among other things, certain shareholders have agreed to vote all of their Morgan Common Shares in favor of approval of this Agreement, the Parent Merger and any other matters required to be approved or adopted in order to effect the Parent Merger and the other transactions contemplated hereby, and are an inducement to Parent's willingness to enter into this Agreement.

     "Walkaway Right" has the meaning set forth in Section 8.01(e).

                                   ARTICLE II

                                   THE MERGER

     2.01 The Parent Merger.

          At the Effective Time, (a) Morgan shall be merged with and into Parent (the "Parent Merger") and (b) the separate corporate existence of Morgan shall cease and Parent shall survive and continue to exist as an Ohio corporation (Parent, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "Surviving Corporation"). The Parent Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Parent Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. Parent may at any time prior to the Effective Time change the method of effecting the Parent Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Morgan Common Shares as provided for in Article III of this Agreement (subject to adjustment as provided in Sections 3.05 and 8.01(e)), (ii) adversely affect the tax treatment of Morgan's shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. If Parent makes such an election, Parent and Morgan shall execute an appropriate amendment to this Agreement in order to reflect such election.

     2.02 The Subsidiary Merger.

          At the time determined by Parent, Morgan Bank shall merge with and into Lorain National (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Morgan Bank and Lorain National. Upon consummation of the Subsidiary Merger, the separate corporate existence of Morgan Bank shall cease and Lorain National shall survive and continue to exist as a national banking association. Parent may at any time prior to the Effective Time change the method of effecting the Subsidiary Merger (including, without limitation, the provisions of this Section 2.02) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall adversely affect the tax treatment of Morgan's shareholders as a result of receiving the Merger Consideration.

     2.03 Effectiveness of the Parent Merger.

          Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a Certificate of Merger for the Parent Merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filing.

     2.04 Effective Date and Effective Time.

          Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the parties shall cause the effective date of the Parent Merger (the "Effective Date") to occur on a date to be determined by Parent and Morgan in their reasonable discretion, which date shall be within 30 days after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that no such designation shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to as the "Effective Time."

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 Merger Consideration.

          Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

          (a) Outstanding Morgan Common Shares. Except as otherwise provided in this Article III, at the Effective Time, each Morgan Common Share (excluding Treasury Stock and Morgan Common Shares held by Parent) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Parent Merger and on the Effective Date, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.01(b), (e), (h), and (i)) into either (i) Parent Common Shares based upon a fixed exchange ratio of 3.162 Parent Common Shares for each Morgan Common Share (the "Stock Exchange Ratio");
     (ii) cash in the amount of $52.00 for each Morgan Common Share (the "Cash Exchange Amount"); or (iii) a combination of such Parent Common Shares and cash, as more fully set forth in Section 3.01(b)(iii).

          Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 3.03, it is understood and agreed that the aggregate consideration will be a mixture of Parent Common Shares and cash, with 50% of the Morgan Common Shares issued and outstanding as of the Effective Time being exchanged for Parent Common Shares and 50% of the Morgan Common Shares issued and outstanding as of the Effective Time being exchanged for cash (collectively, the "Merger Consideration").

          (b) Election as to Outstanding Morgan Common Shares. The Morgan shareholders will have the following alternatives in connection with the exchange of their Morgan Common Shares in connection with the Parent Merger (which alternatives shall in each case be subject to the allocation procedures set forth in Sections 3.01(h) and (i)):

               (i) AT THE OPTION OF THE HOLDER, all of such holder's Morgan Common Shares deposited with the Exchange Agent shall be converted into and become Parent Common Shares at the Stock Exchange Ratio (such election, the "All Stock Election"); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

               (ii) AT THE OPTION OF THE HOLDER, all of such holder's Morgan Common Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the Cash Exchange Amount (such election, the "All Cash Election"); or

               (iii) AT THE OPTION OF THE HOLDER, any whole number of such holder's Morgan Common Shares will be converted into and become Parent Common Shares at the rate of the Stock Exchange Ratio and the remainder of such holder's Morgan Common Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the rate of the Cash Exchange Amount (such election, the "Mixed Election"); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

               (iv) IF NO ELECTION (AS DEFINED IN SECTION 3.01(e)) IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 3.01(e)), all of such holder's Morgan Common Shares will be converted into the right to receive Parent Common Shares as set forth in Section 3.01(b)(i), cash as set forth in Section 3.01(b)(ii), or any combination of Parent Common Shares and cash as determined by Parent or, at Parent's direction, by the Exchange Agent at the Stock Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares will not be issued and cash will be paid in lieu thereof as provided in Section 3.03. Such Morgan Common Shares will be allocated by the Exchange Agent pro rata among non-electing holders based upon the number of Morgan Common Shares for which an election has not been received by the Election Deadline in order to
          (A) achieve the overall ratio of 50% Morgan Common Shares to be converted into Parent Common Shares and 50% of Morgan Common Shares to be converted into cash, and (B) satisfy the elections made by Morgan shareholders to the greatest extent possible. Notice of such allocation shall be provided promptly to each shareholder whose Morgan Common Shares are allocated pursuant to this Section 3.01(b)(iv).

          (c) Treasury Shares and Shares Held by Parent. Each Morgan Common Share held as Treasury Stock or held by Parent immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. For purposes of this provision, shares held by Subsidiaries of Parent shall not be deemed to be held by Parent.

          (d) Outstanding Parent Common Shares. Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Parent Merger.

          (e) Procedures for Election. An election form and other appropriate transmittal materials in such form as Morgan and Parent shall mutually agree (the "Election Form/Letter of Transmittal") shall be mailed to shareholders of Morgan prior to the Election Period (defined below). The "Election Period" shall be such period of time as Morgan and Parent shall mutually agree, within which Morgan shareholders may validly elect the form of Merger Consideration set forth in Section 3.01(b) (the "Election") that they will receive, occurring between (i) the date of the mailing by Morgan of the Proxy Statement for the special meeting of shareholders of Morgan at which this Agreement is presented for approval and (ii) five days prior to the Effective Date. The "Election Deadline" shall be the time, specified by Parent after consultation with Morgan, on the last day of the Election Period, which shall be no earlier than the fifth trading day prior to the Effective Date.

          (f) Perfection of the Election. An Election shall be considered to have been validly made by a Morgan shareholder only if (i) the Exchange Agent (as defined in Section 3.04) shall have received an Election Form/Letter of Transmittal properly completed and executed by such shareholder, accompanied by a certificate or certificates representing the Morgan Common Shares as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Morgan, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the NASD or a commercial bank or trust company in the United States and (ii) such Election Form/Letter of Transmittal and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

          (g) Withdrawal of Election. Any Morgan shareholder may at any time prior to the Election Deadline revoke its election and either (i) submit a new Election Form/Letter of Transmittal in accordance with the procedures in Section 3.01(f), or (ii) withdraw the certificate(s) for Morgan Common Shares deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections may be similarly revoked if this Agreement is terminated.

          (h) Reduction of Shares Deposited for Cash. If more than 50% of the total number of Morgan Common Shares issued and outstanding have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 3.01(g), the Exchange Agent will promptly eliminate from the shares deposited pursuant to the All Cash Election and the Mixed Election (subject to the limitations described in Section 3.01(h)(iv)), a sufficient number of such shares so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election is 50% of the Morgan Common Shares issued and outstanding on the Effective Date. After giving effect to Section 3.01(b)(iv), such elimination will be effected as follows:

               (i) Subject to the limitations described in Section 3.01(h)(iv), the Exchange Agent will eliminate from the shares deposited for cash pursuant to the All Cash Election and the Mixed Election, and will add or cause to be added to the shares deposited for Parent Common Shares, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election and the Mixed Election minus the number of shares so deposited by the holders described in
          Section 3.01(h)(iv), such whole number of Morgan Common Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to All Cash Election and the Mixed Election is 50% of the Morgan Common Shares issued and outstanding on the Effective Date;

               (ii) All Morgan Common Shares that are eliminated pursuant to
          Section 3.01(h)(i) from the shares deposited for cash shall be converted into Parent Common Shares as provided by Sections 3.01(b)(i) and 3.01(b)(iii);

               (iii) Notice of such allocation shall be provided promptly to each shareholder whose Morgan Common Shares are eliminated from the shares on deposit for cash pursuant to Section 3.01(h)(i); and

               (iv) Notwithstanding the foregoing, the holders of 100 or fewer Morgan Common Shares of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their Morgan Common Shares converted into Parent Common Shares.

          (i) Increase of Shares Deposited for Cash. If fewer than 50% of the total number of Morgan Common Shares issued and outstanding have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 3.01(g), Parent will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of Morgan Common Shares deposited for Parent Common Shares pursuant to the All Stock Election and the Mixed Election (subject to the limitation described in Section 3.01(h)(iv)) so that the total number of Morgan Common Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election on the Effective Date is 50% of the Morgan Common Shares issued and outstanding on the Effective Date. After giving effect to Section 3.01(b)(iv), such addition will be effected as follows:

               (i) Subject to the limitation described in Section 3.01(h)(iv), Parent will add or cause to be added to the shares deposited for cash, and the Exchange Agent will eliminate or cause to be eliminated from the shares deposited for Parent Common Shares pursuant to the All Stock Election and the Mixed Election, on a pro rata basis in relation to the total number of Morgan Common Shares deposited for Parent Common Shares pursuant to the All Stock Election and the Mixed Election, such whole number of Morgan Common Shares not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for cash is 50% of the Morgan Common Shares issued and outstanding on the Effective Date;

               (ii) All Morgan Common Shares that are eliminated pursuant to
          Section 3.01(i)(i) from the shares to be converted into Parent Common Shares shall be converted into cash, as provided by Sections 3.01(b)(ii) and 3.01(b)(iii); and

               (iii) Notice of such allocation shall be provided promptly to each shareholder whose Morgan Common Shares are added to the shares on deposit for cash pursuant to Section 3.01(i)(i).

          (j) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Parent Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if, based upon the closing price of the Parent Common Shares as reported on the primary market on which the Parent Common Shares are listed for trading (the "Parent Exchange") on the business day immediately preceding the Effective Time, the aggregate value of the Parent Common Shares to be issued in connection with the Parent Merger would be less than 50% of the sum of the aggregate cash to be received by the holders of the Morgan Common Shares (including amounts paid to dissenters), plus the value of the Parent Common Shares to be received by the holders of the Morgan Common Shares, as consideration in connection with the Parent Merger, then Parent will increase the Stock Exchange Ratio so that the aggregate value of the Parent Common Shares to be issued to the holders of the Morgan Common Shares in connection with the Parent Merger, as determined based upon the closing price of the Parent Common Shares on the Parent Exchange on the business day immediately preceding the Effective Time, is equal to 50% of the sum of the aggregate cash to be received by the holders of the Morgan Common Shares (including amounts paid to dissenters), plus the value of the Parent Common Shares to be received by the holders of the Morgan Common Shares as consideration in connection with the Parent Merger.

     3.02 Rights as Shareholders; Stock Transfers.

          At the Effective Time, the Morgan Common Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Morgan Common Shares shall cease to be, and shall have no rights as, shareholders of Morgan, other than to receive any dividend or other distribution with respect to such Morgan Common Shares with a record date occurring prior to the Effective Time, the consideration provided under this Article III and the appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Morgan or the Surviving Corporation of any Morgan Common Shares (other than Dissenting Shares, if applicable).

     3.03 Fractional Shares.

          Notwithstanding any other provision hereof, no fractional Parent Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger and no Parent dividend or other distribution or stock split or combination will relate to any fractional Parent Common Share, and such fractional Parent Common Shares will not entitle the owner thereof to vote or to any rights of a security holder of Parent; instead, Parent shall pay to each holder of Morgan Common Shares who would otherwise be entitled to a fractional Parent Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Parent Common Share to which the holder would be entitled by $52.00.

     3.04 Exchange Procedures.

          (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates representing Morgan Common Shares ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the Parent Common Shares ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto and any cash to be paid in lieu of fractional Parent Common Shares, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding Morgan Common Shares. Parent shall make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional Parent Common Shares pursuant to Section 3.03 and any dividends and other distributions pursuant to Section 3.04(e).

          (b) No interest will be paid on any cash, including any cash to be paid in lieu of fractional Parent Common Shares or in respect of dividends or distributions that any such Person shall be entitled to receive pursuant to this Article III.

          (c) Promptly after the Effective Time, but not later than 10 days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of an Old Certificate that was converted pursuant to Section 3.01
     (i) a form of letter of transmittal (the "Letter of Transmittal") specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering such Old Certificates in exchange for the New Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, the holder of such Old Certificate shall receive in exchange therefor (A) a New Certificate representing that number of whole Parent Common Shares that such holder has the right to receive pursuant to the provisions of this
     Article III, and/or (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 3.04(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Morgan Common Shares that is not registered in the transfer records of Morgan, a New Certificate representing the proper number of Parent Common Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Parent Common Shares and/or in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.04(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Parent Common Shares and/or the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 3.04(e) hereof.

          (d) Promptly following the date that is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Morgan Common Shares who have not theretofore complied with this Article III may look thereafter only to the Surviving Corporation for the Parent Common Shares, any dividends or distributions thereon and any cash to be paid as part of the Merger Consideration or in lieu of fractional Parent Common Shares to which they are entitled pursuant to this Article III, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Morgan Common Shares for any Parent Common Shares, any dividends or distributions thereon or any cash to be paid as part of the Merger Consideration or in lieu of fractional Parent Common Shares delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (e) No dividends or other distributions with respect to Parent Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing Morgan Common Shares converted in the Parent Merger into the right to receive such Parent Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Parent Common Shares such holder had the right to receive upon surrender of the Old Certificates.

          (f) If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Parent Common Shares to which such Person is entitled pursuant to
     Section 3.01(a) with respect to the Morgan Common Shares formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such Person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Parent Common Shares to which such Person is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such Person may be entitled pursuant to Section 3.04(e).

          (g) Parent is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Morgan Common Shares and Morgan Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable Law. To the extent that amounts are so withheld by Parent, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Morgan Common Shares and Morgan Stock Options in respect of which such deduction and withholding were made by Parent.

     3.05 Anti-Dilution Provisions.

          In the event Parent changes (or establishes a record date for changing) the number of Parent Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Parent Common Shares and the record date therefor shall be prior to the Effective Date, the Stock Exchange Ratio shall be proportionately adjusted. In the event that Rights are issued under the Rights Agreement, and such Rights are issued between the date of this Agreement and the Effective Date, then Morgan shareholders who receive Parent Common Shares as a result of the Parent Merger shall additionally receive Rights on the Effective Date to the same extent they would have received Rights if they had held such Parent Common Shares when such Rights were issued.

     3.06 Treatment of Stock Options.

          There are currently outstanding options to purchase 74,500 Morgan Common Shares under the Morgan Stock Plan (each, a "Morgan Stock Option"). Each Morgan Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated immediately prior to the Effective Time and each grantee thereof shall be entitled to receive, in lieu of the Morgan Common Shares, that would otherwise have been issuable upon exercise thereof, an amount in cash computed by multiplying (a) the excess of (i) $52.00 over (ii) the exercise price of such Morgan Stock Option by (b) the number of Morgan Common Shares subject to the Morgan Stock Option. Morgan shall use commercially reasonable efforts to take or cause to be taken all action necessary to obtain a written consent from each holder of a Morgan Stock Option to permit such termination effective at the Effective Date. Morgan may elect to pay immediately prior to the Effective Time to each holder of a Morgan Stock Option from whom a written consent has been obtained pursuant to the preceding sentence the aggregate amount to which such holder is entitled pursuant to this Section 3.06.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

     4.01 Forbearances of Morgan.

          From the date hereof until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated by this Agreement and/or disclosed on Morgan's Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, Morgan shall not, and shall cause its Subsidiary not to:

          (a) Ordinary Course. Conduct the business of Morgan and its Subsidiary other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Morgan's ability to perform any of its material obligations under this Agreement.

          (b) New Activities. Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

          (c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Morgan Common Shares or any Rights, (ii) permit any additional Morgan Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (iii) permit any purchases of Morgan Common Shares to be made under the Morgan Stock Plan, (iv) effect any recapitalization, reclassification, stock split or like change in capitalization or (iv) enter into, or take any action to cause any holders of Morgan Common Shares to enter into, any agreement, understanding or commitment relating to the right of holders of Morgan Common Shares to vote any Morgan Common Shares, or cooperate in any formation of any voting trust or similar arrangement relating to such shares, other than the Voting Agreements.

          (d) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than
     (A) quarterly cash dividends on Morgan Common Shares in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates consistent with past practice, and (B) dividends from its wholly owned Subsidiary to Morgan; (ii) otherwise declare or make any distribution on any shares of its capital stock; or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

          (e) Subsidiaries. (i) Issue, sell or otherwise permit to become outstanding, (ii) transfer, mortgage, encumber or otherwise dispose of
     (iii) permit the creation of any Lien in respect of, or (iv) amend or modify the terms of, any equity interests held in a Subsidiary of Morgan.

          (f) Compensation; Employment Agreements; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Morgan or its Subsidiary, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, (ii) for other changes that are required or made advisable by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

          (g) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance Contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of, or independent contractor with respect to, Morgan or its Subsidiary (or any dependent or beneficiary of any of the foregoing Persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, other than pursuant to this Agreement.

          (h) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien for sales of Loans, debt securities or similar investments (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any portion of, any of its assets, deposits, business or properties except in the ordinary and usual course of business consistent with past practice.

          (i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

          (j) Governing Documents. Amend the Morgan Articles, Morgan Code or the Governing Documents of Morgan's Subsidiary.

          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

          (l) Contracts. Except in the ordinary and usual course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts, or enter into any new contract that would be required to be disclosed pursuant to the standards set forth in Section 5.03(k).

          (m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is immaterial to Morgan and its Subsidiary, taken as a whole.

          (n) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or (iii) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject Parent, Morgan or any Subsidiary of either to material regulation by a Regulatory Authority that does not presently regulate such company or to regulation by a Regulatory Authority that is materially different from current regulation.

          (o) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (p) Indebtedness. Incur, cancel, release, assign, modify, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person with respect to any indebtedness for borrowed money in an amount in excess of $500,000; provided, however, that Morgan may continue to borrow from the Federal Home Loan Bank of Cincinnati, National City Bank and/or Great Lakes Bankers Bank in accordance with past practices.

          (q) Related Party Transactions. Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

          (r) Taxes. Make or change any material election with respect to Taxes, settle any material Tax audit or proceeding, enter into any Tax closing agreement or request any Tax private letter or similar ruling.

          (s) Loans. Extend credit for new loans, renewals and extensions on a secured or unsecured basis, except in accordance with the lending limits set forth in Morgan's loan policy dated July 27, 2006 and pursuant to historic business practices, which policy shall not be modified without the prior written consent of Parent.

          (t) Capital Expenditures. Make any capital expenditures in excess of $50,000 in any one case or $100,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $100,000 for any twelve-month period.

          (u) Capitalization Status. Fail to maintain Morgan Bank's status as a "well-capitalized" bank within the meaning of the risk-based capital guidelines issued by the Board of Governors of the Federal Reserve System; provided that, for purposes of this clause (u), charges relating to the transactions contemplated by this Agreement shall be excluded from the determination of such status.

          (v) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (u).

     4.02 Forbearances of Parent.

          From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on Parent's Disclosure Schedule, without the prior written consent of Morgan, which consent shall not be unreasonably withheld, Parent shall not, and shall cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Parent and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Parent's ability to perform any of its material obligations under this Agreement.

          (b) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

          (c) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

          (d) Risk Management. Except as required by applicable Law, (i) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate hedging policies and other risk, or
     (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (e) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (d).

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules.

          On or prior to the date hereof, Parent delivered to Morgan a schedule and Morgan delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Morgan's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Morgan arising solely from actions taken in compliance with a written request of Parent.

     5.02 Standard.

          No representation or warranty of Morgan or Parent contained in Section
5.03 (other than Sections 5.03(h), (i), (k), (l), (n), (q), (s), (t) and (w)
(collectively, the "Excluded Representations")) or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 (other than the Excluded Representations) or 5.04 (without giving effect to any limitation set forth in
Section 5.03 (other than in the Excluded Representations) or 5.04 arising from the use of the words "material" or "materially" or the phrase "Material Adverse Effect" or similar qualifiers) has had, or is reasonably likely to have, a Material Adverse Effect.

     5.03 Representations and Warranties of Morgan.

          Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Morgan hereby represents and warrants to Parent as follows:

          (a) Organization, Standing and Authority. Morgan is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Morgan is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Morgan Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Morgan Bank is not required to be qualified to do business in any state or in any foreign jurisdictions where it owns or leases property or assets or conducts its business.

          (b) Capital Structure of Morgan. The authorized capital stock of Morgan consists solely of 600,000 Morgan Common Shares, of which 466,302 Morgan Common Shares were outstanding as of the date hereof. As of the date hereof, no shares of Treasury Stock were held by Morgan and none were otherwise owned by Morgan or its Subsidiary. The outstanding Morgan Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, (i) there were no Morgan Common Shares authorized and reserved for issuance, and (ii) Morgan did not have any commitment to authorize, issue or sell any Morgan Common Shares or Rights, except pursuant to this Agreement and the Morgan Stock Plan. Morgan does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of Morgan on any matter.

          (c) Subsidiaries.

               (i) (A) Morgan has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Morgan owns, directly or indirectly, all the issued and outstanding equity securities of its Subsidiary, (C) no equity securities of its Subsidiary is or may become required to be issued (other than to it or its wholly-owned Subsidiary) by reason of any Right or otherwise, (D) there are no Contracts by which of such Subsidiary is or may be bound to sell or otherwise transfer any equity securities of such Subsidiary (other than to Morgan or its wholly-owned Subsidiary), (E) there are no Contracts relating to Morgan's rights to vote or to dispose of any equity securities of any such Subsidiary and (F) all the equity securities of the Subsidiary held by Morgan or its Subsidiary are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Morgan or its Subsidiary free and clear of any Liens.

               (ii) Except as Previously Disclosed, Morgan does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiary. Morgan has Previously Disclosed, as of the date of this Agreement, a list of all equity securities it or its Subsidiary holds involving, in the aggregate, beneficial ownership or control by Morgan or any such Subsidiary of 5% or more of any class of the issuer's voting securities or 25% or more of any class of the issuer's securities, including a description of any such issuer and the percentage of the issuer's voting and/or non-voting securities and, as of the Effective Time, no additional Persons would need to be included on such a list.

               (iii) Morgan's Subsidiary has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Morgan Bank is Morgan's only depository institution Subsidiary, and it (A) is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977 as of the date of this Agreement.

          (d) Corporate Power; Authorized and Effective Agreement. Each of Morgan and its Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding Morgan Common Shares entitled to vote on this Agreement (the "Required Morgan Vote") and the approval of Regulatory Authorities, Morgan has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and, subject to approval by the board of directors of Morgan Bank and by Morgan as sole shareholder of Morgan Bank, Morgan Bank has the corporate power and authority to consummate the Subsidiary Merger as contemplated by Section 2.02.

          (e) Corporate Authority. Subject to adoption of this Agreement by the Required Morgan Vote (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Morgan and the Morgan Board on or before the date hereof. The Agreement to Merge, when executed by Morgan Bank, shall have been approved by the Board of Directors of Morgan Bank and by the Morgan Board, as the sole shareholder of Morgan Bank. This Agreement is a valid and legally binding obligation of Morgan, enforceable against Morgan in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

          (f) Fairness Opinion. The Morgan Board has received the written opinion of Ryan Beck & Co., Inc., to the effect that, as of the date hereof, the consideration to be received by the holders of Morgan Common Shares in the Parent Merger is fair to the holders of Morgan Common Shares from a financial point of view, which opinion will be updated by Ryan Beck & Co., Inc. and provided to the Morgan Board on the date of the Proxy Statement.

          (g) Regulatory Filings; No Defaults.

               (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Morgan or any of its Subsidiaries in connection with the execution, delivery or performance by Morgan of this Agreement or to consummate the

          Parent Merger or the other transactions contemplated hereby except for
          (A) filings of applications and notices, as applicable, with Regulatory Authorities, and (B) the filing of the Certificates of Merger with the OSS pursuant to the OGCL. As of the date hereof, Morgan is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

               (ii) Subject to receipt of the regulatory and shareholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities Laws by Parent, except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Morgan or its Subsidiary or to which Morgan or its Subsidiary or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Morgan or its Subsidiary or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

          (h) Regulatory Reports; Material Adverse Effect.

               (i) Morgan (A) has delivered to Parent copies of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of Morgan and its consolidated Subsidiary as of and for each of the three full fiscal years ended December 31, 2005, and of the unaudited balance sheet and the related unaudited statement of income, as of and for the three and nine months ended September 30, 2006 and 2005 (the "Morgan Financial Statements"), and
          (B) has furnished Parent with a true and complete copy of each material report filed by Morgan with the Federal Reserve Board or by its Subsidiary with any Regulatory Authorities from and after January 1, 2001 (each, a "Regulatory Reporting Document"), which are all the material documents that Morgan or its Subsidiary was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

               (ii) The Morgan Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of Morgan and its Subsidiary, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (B) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Morgan and its Subsidiary as of the dates and for the periods indicated. The Morgan Financial Statements have been prepared in accordance with GAAP, subject in the case of unaudited interim financial statements for the three and nine months ended September 30, 2006 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither S.R. Snodgrass, AC nor any other firm of independent certified public accountants has prepared or delivered to Morgan any management letters that express any material concerns or issues regarding Morgan's internal controls, accounting practices or financial conditions since January 1, 2001.

               (iii) To the knowledge of Morgan, S.R. Snodgrass, AC, which has expressed its opinion with respect to the audited financial statements of Morgan and its Subsidiaries included in the Morgan Financial Statements (including the related notes), is and has been throughout the periods covered by such financial statements an independent registered public accounting firm with respect to Morgan within the meaning of the Securities Act and the related rules of the SEC and the requirements of the Public Company Accounting Oversight Board.

          (i) Litigation. Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Morgan or its Subsidiary and, to Morgan's knowledge, no such litigation, claim or other proceeding has been threatened.

          (j) Regulatory Matters.

               (i) Neither Morgan nor its Subsidiary or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authorities.

               (ii) Neither Morgan nor its Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (k) Compliance with Laws.

               (i) Except as Previously Disclosed, each of Morgan and its
          Subsidiary:

                    (A) is in material compliance with all Laws applicable
               thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

                    (B) has all material permits, licenses, authorizations,
               orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Morgan's knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current; and

                    (C) has received, since December 31, 2005, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Morgan or its Subsidiary is not in material compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Morgan's knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

                    (D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Morgan, its Subsidiary or any officer, director or employee thereof;

                    (E) is not subject to any order or decree issued by, or a
               party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

               (ii) None of Morgan or its Subsidiary has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as "indications that an institution may be engaging in abusive lending violations" or as practices that "may suggest the potential for fair lending violations" or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

          (l) Material Contracts; Defaults. Except for this Agreement and Contracts which have been Previously Disclosed, neither Morgan nor its Subsidiary is a party to, bound by or subject to any Contract (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by Morgan or its Subsidiary (including without limitation a non-compete or similar provision). Neither Morgan nor its Subsidiary nor, to Morgan's knowledge, any other party thereto is in material default under any Contract to which it is a party, by which its respective assets, business, or operations may be bound or materially affected in any way, or under which it or its respective assets, business, or operations receive material benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. Morgan has Previously Disclosed a complete and accurate listing and copies of the following materials (other than those that have been performed completely and those related to loans made by Morgan Bank, deposits in Morgan Bank, investment securities held by Morgan or Morgan Bank, or borrowings by the Morgan Bank): (A) each Contract that involves performance of services or delivery of goods or materials by Morgan or any of its Subsidiaries of an amount or value in excess of $25,000 annually with a remaining term greater than one year; and (B) each Contract that involves expenditures or receipts of Morgan or its Subsidiaries in excess of $25,000 annually with a remaining term greater than one year, including but not limited to consulting, systems, software, ATM, network, telephone, communications, data processing, reporting, armored transportation, guard, security, security monitoring, janitorial, landscaping, maintenance, credit card, check printing, marketing or other service agreements.

          (m) No Brokers. No action has been taken by Morgan that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fees to be paid to Ryan Beck & Co., Inc.

          (n) Employee Benefit Plans.

               (i) Section 5.03(n)(i) of Morgan's Disclosure Schedule contains a complete and accurate listing of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements other than those described in Department of Labor Reg. Sections 2510.3-1(b) through (k), 2510.3-2(d) and 2510.3-3(b) maintained or contributed to by Morgan or its Subsidiary and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of Morgan or its Subsidiary participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). However, Compensation and Benefit Plans does not include plans, funds, programs, policies, practices or procedures maintained or funded by Employees, Consultants, Officers or Directors for their own benefit or for the benefit of their employees such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or other persons who are not Employees. Neither Morgan nor its Subsidiary has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(g) of this Agreement or as required by applicable Law.

               (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Law have been timely made. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received (or has applied for or will timely apply for) a favorable determination letter from the Internal Revenue Service ("IRS"), and Morgan is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Morgan, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Morgan nor its Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Morgan or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

               (iii) No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Morgan or its Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") that is considered one employer with Morgan under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of Morgan, its Subsidiary nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. Except as Previously Disclosed, neither Morgan nor its Subsidiary maintains or contributes to or is obligated to contribute to (or ever maintained, contributed to or was obligated to contribute to) any program subject to Section 412 of the Code or Title IV of ERISA. To the knowledge of Morgan and its Subsidiary, there is no pending investigation or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

               (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any other plan maintained by an entity that is considered to be related to Morgan under Section 414(b) or (c) of the Code have been timely made in cash or have been reflected on the Morgan Financial Statements as of December 31, 2005.

               (v) Neither Morgan nor its Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Pension Plan. There has been no communication to Employees by Morgan or its Subsidiary that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

               (vi) Morgan and its Subsidiary do not maintain any Compensation and Benefit Plans covering foreign Employees.

               (vii) With respect to each Compensation and Benefit Plan, if applicable, Morgan has provided or made available to Parent, true and complete copies of existing: (A) the current versions of Compensation and Benefit Plan documents and all subsequently adopted amendments thereto; (B) the current versions of trust instruments and insurance Contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed within the past year with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

               (viii) Except as disclosed on Section 5.03(n)(viii) of Morgan's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

               (ix) Neither Morgan nor its Subsidiary maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

               (x) Except as disclosed on Section 5.03(n)(x) of Morgan's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent, Morgan or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of Morgan on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (o) Labor Matters. Neither Morgan nor its Subsidiary is a party to or is bound by any Contract, collective bargaining agreement or other understanding with a labor union or labor organization, nor is Morgan or its Subsidiary the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Morgan or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or its Subsidiary pending or, to Morgan's knowledge, threatened, nor is Morgan aware of any activity involving its Subsidiary's employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (p) Takeover Laws. Assuming Parent is not an "interested shareholder" as that term is defined under Section 1704.01(C)(8) of the OGCL as of the date hereof, and will not be prior to the Morgan Board's approval of the Voting Agreements, Morgan has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby are exempt from, (i) the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws of the State of Ohio (collectively, "Takeover Laws") applicable to it and (ii) any other applicable provision of the Governing Documents of Morgan or its Subsidiary.

          (q) Environmental Matters. Except as Previously Disclosed, to Morgan's knowledge, neither the conduct nor operation of Morgan or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Morgan's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Morgan's knowledge, neither Morgan nor its Subsidiary has received any notice from any Person that Morgan or its Subsidiary or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (r) Tax Matters.

               (i) Except as Previously Disclosed, all material Tax Returns that are required to be filed by or with respect to Morgan and its Subsidiary have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) except as Previously Disclosed, none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Morgan or its Subsidiary. Morgan has made or will make available to Parent true and correct copies of the United States federal income Tax Returns filed by Morgan and its Subsidiary for each of the three most recent fiscal years ended on or before December 31, 2005. Neither Morgan nor its Subsidiary has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Morgan Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the Morgan Financial Statements. As of the date hereof, neither Morgan nor its Subsidiary has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

          (s) Risk Management Instruments. Neither Morgan nor any Morgan Subsidiary has any interest rate swaps, caps, floors, option agreements, futures and forward Contracts or other similar risk management arrangements.

          (t) Accounting Controls. Each of Morgan and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Morgan Board, that
     (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of Morgan and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (u) Books and Records. The books and records of Morgan and its Subsidiary have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (v) Insurance. Section 5.03(v) of Morgan's Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by Morgan or its Subsidiary. Morgan and its Subsidiary are insured with reputable insurers against such risks and in such amounts as the management of Morgan reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Morgan and its Subsidiary are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (w) Morgan Off Balance Sheet Transactions. Section 5.03(w) of Morgan's Disclosure Schedule sets forth a true and complete list of all affiliated Morgan entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Morgan or its Subsidiary or any officer or director of Morgan or its Subsidiary has an economic or management interest. Section 5.03(w) of Morgan's Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Morgan affiliated entity, on the one hand, and Morgan, its Subsidiary, and any officer or director of Morgan or its Subsidiary, on the other hand, that are not reflected in the consolidated financial statements of Morgan (each, a "Morgan Off Balance Sheet Transaction"), along with the following information with respect to each such Morgan Off Balance Sheet
     Transaction: (i) the business purpose, activities, and economic substance;
     (ii) the key terms and conditions; (iii) the potential risk to Morgan or its Subsidiary; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Morgan or its Subsidiary to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Morgan or its Subsidiary.

          (x) Disclosure. The information Previously Disclosed by Morgan, when taken together with the representations and warranties contained in this
     Section 5.03, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in the light of the circumstances in which they are being made, not misleading.

          (y) Material Adverse Change. Since December 31, 2005, (i) Morgan and its Subsidiary have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.01 hereto and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect on Morgan.

          (z) Absence of Undisclosed Liabilities. Except (i) as reflected in Morgan's unaudited balance sheet at September 30, 2006 or liabilities described in any notes thereto or (ii) for liabilities incurred in the ordinary course of business since September 30, 2006 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Morgan nor its subsidiary has any material liabilities or obligations of any nature.

          (aa) Properties. Morgan and its Subsidiary have good and (as to real estate) marketable title, free and clear of all Liens to all of the properties and assets, real and personal, reflected on the Morgan Financial Statements as being owned by Morgan as of December 31, 2005 or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and borrowings and other Liens incurred in the ordinary and usual course of banking business, (iii) such imperfections of title, easements, Liens, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Morgan or its Subsidiary, as lessee, leases real or personal property (except for leases that have expired by their terms or that Morgan or such Subsidiary has agreed to terminate since the date hereof) are with unrelated third parties that are not Related Persons and are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally and to general equity principles) without default thereunder by the lessee or, to Morgan's knowledge, the lessor. Morgan has Previously Disclosed a complete and accurate listing and copies of each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year).

          (bb) Loans. Except as Previously Disclosed, each Loan reflected as an asset in the Morgan Financial Statements and each balance sheet date subsequent thereto, other than any Loan the unpaid balance of which does not exceed $200,000, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of the date of this Agreement, Morgan Bank is not a party to a Loan with any director, executive officer or 5% shareholder of Morgan or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by Morgan Bank and that are subject either to Section 22(g) or (h) of the Federal Reserve Act, as amended, comply therewith.

          (cc) Allowance for Loan Losses. The allowance for loan losses reflected on the Morgan Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

          (dd) Repurchase Agreements. With respect to all agreements pursuant to which Morgan or its Subsidiary has purchased securities subject to an agreement to resell, if any, Morgan or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (ee) Deposit Insurance. The deposits of Morgan Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Morgan Bank has paid all assessments and filed all reports required by the FDIA.

          (ff) Related Party Transactions. Except as Previously Disclosed, Morgan and its Subsidiary have not entered into any transactions with a Related Person.

          (gg) Intellectual Property. Morgan and its Subsidiary own or have a valid right to use all material patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, the "Intellectual Property Rights") as are necessary in connection with the business of Morgan and its Subsidiary, taken as a whole. Morgan has Previously Disclosed a complete and accurate listing of each material registration, licensing agreement or other Contract with respect to Intellectual Property Rights, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the intellectual property of Morgan or its Subsidiaries. To the knowledge of Morgan, neither Morgan nor its Subsidiary have infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and no third party has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to Morgan or its Subsidiary.

     5.04 Representations and Warranties of Parent.

          Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Parent hereby represents and warrants to Morgan as follows:

          (a) Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Parent is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Lorain National is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Lorain National is not required to be qualified to do business in any state or in any foreign jurisdictions where it owns or leases property or assets or conducts its business.

          (b) Parent Shares.

               (i) The authorized capital stock of Parent consists of 16,000,000 shares, of which (A) 15,000,000 shares are Parent Common Shares, $1.00 par value, of which 6,443,673 shares were issued and outstanding and 328,194 shares were held in the treasury of Parent as of the close of business on the trading day immediately preceding the date hereof, and
          (B) 1,000,000 shares are Parent Preferred Shares, no par value per share, of which no shares are outstanding as of the date hereof. Pursuant to the Rights Agreement, a dividend distribution of one Right is attached to each outstanding Parent Common Share to shareholders of record at the close of business on November 6, 2000 and thereafter, until the Distribution Date (as defined in the Rights Agreement). Each Right entitles the registered holder to purchase from the Company units of Parent Preferred Shares, at an exercise price of $60 per Right. The outstanding Parent Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

               (ii) The Parent Common Shares to be issued in exchange for Morgan Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Shares to enable Parent to issue in the Parent Merger the portion of the Merger Consideration consisting of Parent Common Shares.

          (c) Subsidiaries. Parent has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of Parent's Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

          (d) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board prior to the date hereof and no shareholder approval is required on the part of Parent. The Agreement to Merge, when executed by Lorain National, shall have been approved by the Board of Directors of Lorain National and by the Parent Board, as the sole shareholder of Lorain National. This Agreement is a valid and legally binding agreement of Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

          (f) Regulatory Approvals; No Defaults.

               (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Regulatory Authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the Certificates of Merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" Laws of various states in connection with the issuance of Parent Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Parent is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

               (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Parent or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

          (g) Financial Reports and SEC Documents; Material Adverse Effect. Parent's Annual Report on Form 10-K for the fiscal years ended December 31, 2004 and 2005, and all other reports, registration statements, proxy statements or information statements filed, or which have been or are to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2005, under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed, together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority under any applicable Law (collectively, "Parent SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

          (h) Litigation; Regulatory Action.

               (i) No material litigation, claim or other proceeding before any court or governmental agency is pending against Parent or any of its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened.

               (ii) Neither Parent nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Parent or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i) Compliance with Laws.

               (i) Each of Parent and its Subsidiaries:

                    (A) is in material compliance with all Laws applicable
               thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

                    (B) has all material permits, licenses, authorizations,
               orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

                    (C) has received, since December 31, 2005, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

                    (D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Parent, any of its Subsidiaries or any officer, director or employee thereof;

                    (E) is not subject to any order or decree issued by, or a
               party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

               (ii) None of Parent or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as "indications that an institution may be engaging in abusive lending violations" or as practices that "may suggest the potential for fair lending violations" or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

          (j) Brokerage and Finder's Fees. Parent has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby, except for the fees to be paid to Austin Associates, LLC.

          (k) Takeover Laws. Parent has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Parent and the Rights Agreement.

          (l) Tax Matters. (i) Except as Previously Disclosed, all material Tax Returns that are required to be filed by or with respect to Parent and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required,
     (iii) except as Previously Disclosed, none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) except as Previously Disclosed, no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Parent SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Parent SEC Documents filed on or prior to the date hereof (the "Parent Financial Statements"). As of the date hereof, neither Parent nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

          (m) Books and Records. Except for the minutes relating to the process leading to this Agreement and the transactions contemplated hereunder, the books and records of Parent and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

          (n) Disclosure. The information Previously Disclosed by Parent, when taken together with the representations and warranties contained in this
     Section 5.04, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in light of the circumstances in which they are being made, not misleading.

          (o) Material Adverse Change. Since December 31, 2005, Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations, except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, that has had or could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

          (p) Absence of Undisclosed Liabilities and Changes. Except as disclosed in the Parent's Regulatory filings filed with the SEC prior to the date hereof, none of the Parent or its Subsidiaries has any obligation or liability (whether or not required to be reflected in financial statements prepared in accordance with GAAP or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Parent, and, since December 31, 2005, on a consolidated basis the Parent and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (q) Deposit Insurance. The deposits of Lorain National are insured by the FDIC in accordance with the FDIA, and Lorain National has paid all assessments and filed all reports required by the FDIA.

          (r) Allowance for Loan Losses. The allowance for loan losses reflected on the Parent Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

          (s) Sarbanes-Oxley Act. Parent is in compliance with the provisions of the Sarbanes-Oxley Act (including, without limitation, Section 404), and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

          (t) Accounting Controls. Each of Parent and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Parent Board, that
     (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of Parent and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (u) Sophisticated Investor. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of an investment in the Morgan Common Shares, and the matters discussed in this Agreement.

          (v) Due Diligence. Prior to the execution of this Agreement, Parent received Morgan's Disclosure Schedule, as well as inspected, reviewed, and evaluated such documents, reports, financial statements, business records, and corporate records of Morgan as were provided by Morgan and as requested by Parent, met with and interviewed such officers, directors, employees and others as requested by its consultants, attorneys, employees, and representatives in the performance of its due diligence.

                                   ARTICLE VI

                                    COVENANTS

     6.01 Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each of Morgan and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Parent Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

          (b) Without limiting the generality of Section 6.01(a), Morgan shall use its reasonable best efforts to obtain the consent or approval of all Persons party to a material Contract with Morgan or its Subsidiary, to the extent such consent or approval is required in order to consummate the Parent Merger and the Subsidiary Merger or for the Surviving Corporation to receive the benefits of such Contract.

     6.02 Shareholder Approval.

          Morgan agrees to take, in accordance with applicable Law and the Morgan Articles and Morgan Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Morgan's shareholders for consummation of the Parent Merger and the transactions contemplated hereby (including any adjournment or postponement, the "Morgan Meeting"), and to solicit shareholder approval, as promptly as practicable after the Registration Statement is declared effective. The Morgan Board shall recommend that Morgan's shareholders adopt this Agreement at the Morgan Meeting (the "Morgan Recommendation"), unless with respect to such recommendation, the Morgan Board, after consultation with Roetzel & Andress, Morgan's independent legal counsel, determines in good faith that it would constitute a breach of its applicable fiduciary duties. The obligation of Morgan to hold the Morgan Meeting shall not be affected by any Acquisition Proposal or any other event or circumstance.

     6.03 Registration Statement.

          (a) Parent agrees to prepare pursuant to all applicable Laws a registration statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Shares in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of Morgan constituting a part thereof (the "Proxy Statement") and all related documents). Morgan agrees to cooperate, and to cause its Subsidiary to cooperate, with Parent, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Morgan and its Subsidiary have cooperated as required above, Parent agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy Statement/Prospectus") with the SEC as promptly as reasonably practicable but not later than 45 days after the date of this Agreement. Parent and Morgan shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the NASDAQ. Each of Morgan and Parent agrees to use all reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Morgan agrees to furnish to Parent all information concerning Morgan, its Subsidiary, officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Morgan shall use all reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the Proxy Statement/Prospectus is declared effective.

          (b) Each of Morgan and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Morgan shareholders and at the time of the Morgan Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Morgan and Parent further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) Parent agrees to advise Morgan, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Press Releases.

          Parent and Morgan will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the

Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules; provided, however, that such party shall immediately inform the other party of the issuance of such public communication or the making of such public statement. Parent and Morgan will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

     6.05 Access; Confidentiality.

          (a) Morgan shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Parent and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and
     (ii) all other information concerning the business, properties and personnel of Morgan as Parent may reasonably request.

          (b) Parent shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Morgan and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), and to such other information as Morgan may reasonably request and, during such period, it shall furnish promptly to Morgan (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business or properties of Parent as Morgan may reasonably request.

          (c) Each of Morgan and Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
     Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of Morgan and Parent, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Morgan and Parent under Section 6.03. Morgan and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of Law, each party shall keep confidential, and shall cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is such that such party is required by Law or court order to disclose. If either party is required or reasonably believes that it is required to disclose any information described in this Section 6.05(c) by
     (A) Law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority that is lawfully entitled to require any such disclosure, such party (the "Required Party") shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable Laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party shall furnish only that portion of the information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this Section 6.05 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          (d) During the period from the date of this Agreement to the Effective Time, Morgan shall promptly furnish Parent with copies of all monthly and other interim financial statements produced in the ordinary and usual course of business as the same shall become available.

     6.06 Acquisition Proposals.

          Morgan agrees that it shall not, and shall cause its Subsidiary and its Subsidiary' officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Morgan Board from (a) making any disclosure to its shareholders if, in the good faith judgment of the Morgan Board, after having consulted with and considered the advice of Roetzel & Andress, independent legal counsel to the Morgan Board, failure so to disclose would be a breach of its fiduciary duties under applicable Law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Morgan Board reaffirms the Morgan Recommendation;
(b) before the date of the Morgan Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any Person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to its shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to, a Superior Proposal, (ii) the Morgan Board, after having consulted with and considered the advice of Roetzel & Andress, independent legal counsel to Morgan, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors' fiduciary duties to Morgan and its shareholders in accordance with applicable Law, and (iii) Morgan receives from such Person a confidentiality agreement substantially in the form of the Confidentiality Agreement. Morgan also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent, with respect to any of the foregoing. Morgan shall promptly (within one business day) advise Parent following the receipt by Morgan of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal), and advise Parent of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. Morgan agrees that neither it nor its Subsidiary shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Morgan shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this
Section 6.06 or any other provision of this Agreement will prohibit Morgan or the Morgan Board from notifying any third party that contacts Morgan on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Morgan's obligations under this Section 6.06.

     6.07 Affiliate Agreements.

          Not later than the 15th day prior to the mailing of the Proxy Statement, Morgan shall deliver to Parent a schedule of each Person that, to its knowledge, is or is reasonably likely to be, as of the date of the Morgan Meeting, deemed to be an "affiliate" of Morgan (each, a "Morgan Affiliate") as that term is used in Rule 145 under the Securities Act. Morgan shall cause each Person who may be deemed to be a Morgan Affiliate to execute and deliver to Morgan on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

     6.08 Takeover Laws.

          No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 No Rights Triggered.

          Morgan shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (a) under the Governing Documents of Morgan or (b) under any material Contract to which it or its Subsidiary is a party except, in each case, as Previously Disclosed or contemplated by this Agreement.

     6.10 Conformance of Policies and Practices.

          Prior to the Effective Date, Morgan shall, consistent with GAAP and on a basis mutually satisfactory to it and Parent, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of Parent. Morgan shall not be obligated to take any such action pursuant to this Section 6.10 earlier than 15 days prior to the Effective Date, and unless and until Parent acknowledges that all conditions to the obligations of Parent to consummate the Parent Merger have been satisfied and certifies to Morgan that Parent's representations and warranties, subject to
Section 5.02, are true and correct as of such date and that Parent is otherwise materially in compliance with this Agreement.

     6.11 Transition.

          Morgan and its Subsidiary shall reasonably cooperate with Parent and its Subsidiaries in order to facilitate an orderly transition of the management of the business of Morgan and its Subsidiary to Parent and in order to facilitate the integration of the operations of Morgan and Parent and their Subsidiaries and to permit the coordination of their related operations on a timely basis. To accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Morgan and Parent as a result of the Parent Merger, Morgan shall and shall cause its Subsidiary to consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Morgan shall and shall cause its Subsidiary to make available to Parent at the facilities of Morgan and its Subsidiary, where determined by Parent to be appropriate and necessary, office space in order to assist Parent in observing all operations and reviewing all matters concerning Morgan's affairs. Without in any way limiting the provisions of Section 6.05(b), Parent, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to Morgan, be entitled to review the operations and visit the facilities of Morgan and its Subsidiary at all times as may be deemed reasonably necessary by Parent in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Parent, directly or indirectly, the right to control or direct or to unreasonably interfere with Morgan's operations prior to the Effective Time. Prior to the Effective Time, Morgan shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiary' respective operations.

     6.12 Facilities Optimization.

          Prior to the Effective Time, Morgan shall cooperate with Parent and use its reasonable best efforts in the filing of regulatory applications and/or the provision of such notices as may be required in order to permit the optimization of the combined organization's branch network at the time the Subsidiary Merger occurs.

     6.13 Investments.

          Following the receipt of all required regulatory and shareholder approvals necessary to consummate the Parent Merger, Morgan shall sell, prior to the Effective Time, the number and type of securities held in Morgan's portfolio as may be requested by Parent. Morgan shall not be obligated to take any such action pursuant to this Section 6.13 earlier than 15 days prior to the Effective Date, and unless and until Parent acknowledges that all conditions to the obligations of Parent to consummate the Parent Merger have been satisfied and certifies to Morgan that Parent's representations and warranties, subject to
Section 5.02, are true and correct as of such date and that Parent is otherwise materially in compliance with this Agreement.

     6.14 NASDAQ Listing or Notification.

          As required by NASDAQ, Parent shall file a NASDAQ Notification Form for Listing of Additional Shares and/or Change in the Number of Shares Outstanding, with respect to Parent Common Shares to be issued to the holders of Morgan Common Shares in the Parent Merger.

     6.15 Regulatory Applications.

          (a) Parent and Morgan and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of the execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Parent and Morgan, and their respective legal counsel, shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities or Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party, Governmental Authority or Regulatory Authority.

     6.16 Indemnification.

          (a) Following the Effective Date, Parent shall indemnify, defend and hold harmless the present and former directors, officers and employees of Morgan and its Subsidiary (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) (each, a "Claim") to the fullest extent permitted by Law.

          (b) For a period of three (3) years from the Effective Time, Parent shall procure directors' and officers' liability insurance that serves to reimburse personally the present and former officers and directors of Morgan or its Subsidiary (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time and such insurance will have substantially the same terms as Morgan's current directors' and officers' liability insurance; provided, however, that in no event will Parent be required to expend on an annual basis, as the cost of maintaining such coverage, more than 200% of the current annual amount for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, then Parent will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding such amount.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.16(a) unless and to the extent that Parent is actually prejudiced as a result of such failure. In the event of a Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, however, that Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
     (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.16.

          (e) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.17 Employee Benefits.

          (a) From and after the Effective Time, Morgan employees shall continue to participate in the Morgan employee benefit plans in effect at the Effective Time unless and until Parent, in its sole discretion, shall determine that Morgan employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Parent and that all or some of the Morgan plans shall be terminated or merged into certain employee benefit plans of Parent. Morgan employees continuing to be employed by Parent shall receive credit for service at Morgan and its Subsidiary for eligibility and vesting purposes (but not for benefit calculation purposes) under Parent's employee benefit plans and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Morgan's welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage, except in each case as otherwise required by applicable Law. Any employees terminated by Parent shall be paid for all of their unused vacation and sick time and shall be entitled to elect so-called "COBRA" in accordance with, and subject to, the provisions of Code Section 4980B(f).

          (b) Parent agrees to make all severance, change of control or similar payments to any Morgan employees in accordance with the employment and retention Contracts set forth in Section 6.17(b) of Morgan's Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement or elsewhere, immediately prior to the Effective Time, Morgan shall pay those Morgan employees who are entitled to a change of control payment in connection with the transactions contemplated by this Agreement in accordance with the agreements set forth in Section 6.17(b) of Morgan's Disclosure Schedule, the payment to which each such employee is entitled in accordance with the terms of such employee's agreement.

          (c) Excepting the individuals covered by employment and retention Contracts set forth in Section 6.17(b) of Morgan's Disclosure Schedule, Parent agrees (i) that any officer or employee of Morgan or its Subsidiary who is terminated on or after the Effective Date shall be entitled to receive severance pay in an amount equal to two weeks salary for each year of service, with a minimum of four weeks severance pay to be payable to each such terminated officer or employee.

          (d) It is understood and agreed that nothing in this Section 6.17 or elsewhere in this Agreement shall be deemed to be a Contract of employment or be construed to give said employees any rights other than as employees at will under applicable Law and, with exception to the rights granted pursuant to Section 6.16 or 6.17(b), said employees shall not be deemed to be third-party beneficiaries of such provisions.

     6.18 Notification of Certain Matters.

          (a) Each of Morgan and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach (without regard to any materiality, Material Adverse Effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.

          (b) Morgan shall promptly notify Parent of any written notice or other bona fide communication from any Person alleging that the consent of such Person is or may be required as a condition to the Parent Merger.

          (c) Morgan and its Subsidiary shall, prior to the Effective Date, notify its insurers in writing of all known incidents, events and circumstance that would reasonably be expected to give rise to a claim against Morgan or its Subsidiary, as applicable.

          (d) Morgan shall notify Parent within two business days of the receipt of any summons, subpoena, complaint, or regulatory inquiry or whistleblower notice involving Morgan or its Subsidiary.

          (e) Morgan shall promptly provide Parent with a copy of any Suspicious Activity Report filed with any regulatory agency.

          (f) Morgan shall promptly notify Parent of the intended filing of collections litigation against any customer of Morgan if the principal balance is in excess of $100,000.

     6.19 Dividend Coordination.

          It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable quarter, there shall not be a payment of both a Parent and a Morgan dividend for Morgan shareholders.

     6.20 Tax Treatment.

          Between the date of this Agreement and the Effective Time, each of Parent and Morgan agrees (a) not to take any actions that would adversely affect the ability of Morgan and its shareholders to characterize the Parent Merger as a tax-free reorganization under Section 368(a) of the Code, and (b) to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Parent Merger to be characterized as a tax-free reorganization under
Section 368(a) of the Code. Parent and Morgan shall use reasonable best efforts to cause the Parent Merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code and to obtain the Tax opinion set forth in Section 7.02(c) hereof. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent and Morgan shall execute and deliver to Roetzel & Andress, counsel to Morgan, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm, including the effective date of the Registration Statement and the Effective Date, in connection with their delivery of the opinion, pursuant to Section 7.02(c) hereof, with respect to the Tax treatment of the Parent Merger. Neither Parent nor Morgan shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of such certificates and representations.

     6.21 No Breaches of Representations and Warranties.

          Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Parent and Morgan shall not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect, subject to Section 5.02.

     6.22 Consents.

          Each of Parent and Morgan shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

     6.23 Insurance Coverage.

          Morgan shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

     6.24 Correction of Information.

          Each of Parent and Morgan shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

     6.25 Supplemental Assurances.

          (a) On the date the Registration Statement becomes effective and on the Effective Date, Morgan shall deliver to Parent a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Morgan, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b) On the date the Registration Statement becomes effective and on the Effective Date, Parent shall deliver to Morgan a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Morgan) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     6.26 Regulatory Matters.

          Parent, Morgan and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Morgan or its Subsidiary with, or a commitment letter, board resolution or similar submission by Morgan or its Subsidiary to, or supervisory letter from any Regulatory Authority to Morgan or its Subsidiary, to the satisfaction of such Regulatory Authority.

     6.27 Parent Board of Directors; Advisory Board.

          As of the Effective Time, the individual listed in Section 6.27 of the Morgan Disclosure Schedule shall be appointed to Parent's Board of Directors, and such individual shall become a member of Class II of the Parent's Board of Directors whose terms will expire at Parent's 2009 annual meeting. If any such individual is unable or unwilling to serve as of the Effective Date, his or her replacement shall be selected by Morgan. Following the Effective Time, Parent shall form an advisory board with respect to the Morgan Bank business.

     6.28 Use of Morgan Name.

          Following the Effective Time, Parent agrees to use commercially reasonable efforts to continue the use of the name or service mark of "Morgan Bank" in Summit County, Ohio in connection with its operations and conduct of business.

                                   ARTICLE VII

                 CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Parent Merger.

          The respective obligation of each of Parent and Morgan to consummate the Parent Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly adopted by the Required Morgan Vote.

          (b) Regulatory Approvals. All regulatory approvals set forth in
     Section 7.01(b) of the Morgan Disclosure Schedule required to consummate the transactions contemplated hereby, including the Parent Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals") and no such approvals shall contain (i) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Time have or will have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole after giving effect to the consummation of the Parent Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Parent Board reasonably determines would either before or after the Effective Date be unduly burdensome.

          (c) No Injunction. No Regulatory Authority or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.02 Conditions to Obligation of Morgan.

          The obligation of Morgan to consummate the Parent Merger is also subject to the fulfillment or written waiver by Morgan prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct, subject to
     Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Morgan shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Morgan shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Tax Opinion. Morgan shall have received an opinion of Roetzel & Andress, counsel to Morgan, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Morgan who receive solely Parent Common Shares in exchange for Morgan Common Shares, other than the gain or loss to be recognized as to cash received in lieu of fractional Parent Common Shares. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Morgan and Parent.

          (d) Directors' and Officers' Liability Insurance. Parent shall have bound coverage for the directors' and officers' liability insurance to the extent required by Section 6.16(b) of this Agreement.

          (e) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

     7.03 Conditions to Obligation of Parent.

          The obligation of Parent to consummate the Parent Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Morgan set forth in this Agreement shall be true and correct, subject to
     Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Morgan by the Chief Executive Officer and the Chief Financial Officer of Morgan to such effect.

          (b) Performance of Obligations of Morgan. Morgan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Morgan by the Chief Executive Officer and the Chief Financial Officer of Morgan to such effect.

          (c) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Morgan and its Subsidiary taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Morgan and its Subsidiary taken as a whole.

          (d) Affiliate Agreements. Parent shall have received the agreements referred to in Section 6.07 from each Morgan Affiliate.

     7.04 Frustration of Closing Conditions.

          Neither Parent nor Morgan may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Parent Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

                                  ARTICLE VIII

                                   TERMINATION

     8.01 Termination.

          This Agreement may be terminated, and the Parent Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and Morgan, if the Parent Board and Morgan Board so determine by vote of a majority of the members of each of the Parent Board and the Morgan Board.

          (b) Breach. At any time prior to the Effective Time, by Parent or Morgan, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. At any time prior to the Effective Time, by Parent or Morgan, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by September 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose failure to comply with any provision hereof has been the cause, or resulted in, the failure of the Effective Time to occur on or before such date.

          (d) No Governmental Approval. By Morgan or Parent, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event (i) any Governmental Authority of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Parent Merger and the other transactions contemplated by this Agreement and such denial has become final and non-appealable; or (ii) any Governmental Authority or Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Parent Merger, and such order, decree, ruling or other action has become final and non-appealable.

          (e) Parent Common Shares. By Morgan, upon written notice to Parent, in the event that: (i) the market value of a Parent Common Share, based on the average closing price for Parent Common Shares for the twenty (20) trading days ending on the tenth (10th) trading day prior to the date then established for the Effective Date (such value referred to herein as the "Parent Reference Price"), is less than $13.16, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions, and (ii) the Parent Reference Price represents a decline as a percentage of $16.44, that exceeds by more than 10% the decline, if any, in the SNL Bank Index during the period beginning on the last trading day prior to signing and ending on the tenth (10th) trading day prior to the date then established for the Effective Date (the "Walkaway Right"); provided, however, that in the event Morgan determines to exercise the Walkaway Right, Parent may, at its option (the "Fill Option"), for a period of ten business days commencing on the date that Morgan provides written notice of such determination, offer to distribute to Morgan's shareholders, in connection with the Merger Consideration, the number of shares of Parent Common Shares necessary for the Stock Exchange Ratio per share to equal $41.61 divided by the Parent Reference Price (the "Fill Offer"). In the event Parent determines not to exercise the Fill Option, it will so advise Morgan in writing, and thereafter, for a period of three business days Morgan may exercise its right to terminate this Agreement pursuant to this Section 8.01(e). If Parent determines to exercise the Fill Option, Morgan shall accept the Fill Offer and shall no longer be entitled to a right of termination under this Section 8.01(e).

          (f) Superior Proposal. At any time prior to the adoption of this Agreement by Morgan's shareholders contemplated by Section 7.01(a), by Morgan, if Morgan's Board so determines by vote of a majority of the members of the entire Morgan Board if (i) Morgan is not in breach of any material term of this Agreement including Section 6.06, (ii) the Morgan Board authorized Morgan, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Morgan notifies Parent in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five business days elapse after Parent receives the notice provided for in clause (iii) above and the Morgan Board continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Parent during such five business day period.

          (g) Change in Recommendation. By Parent, upon written notice to Morgan, if (i) in connection with the presentation of this Agreement to Morgan's shareholders as contemplated by Section 7.01(a), the Morgan Board shall have failed to make the Morgan Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Parent, the Morgan Recommendation; or taken any other action or made any other statement in connection with the Morgan Meeting inconsistent with the Morgan Recommendation (any such action in this clause (i), a "Change in Recommendation"), whether or not permitted by the terms of this Agreement, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Morgan Meeting in accordance with Section
     6.02 or the failure to prepare and mail to its shareholders the Proxy Statement/Prospectus in accordance with Section 6.02 or (iii) the Morgan Board takes the actions described in Section 6.06(c).

          (h) Shareholder Approval. By Morgan or Parent, upon written notice to the other party, if the Required Morgan Vote shall not have been obtained upon a vote for that purpose taken at a duly convened Morgan Meeting.

     8.02 Effect of Termination and Abandonment; Enforcement of Agreement.

          In the event of termination of this Agreement and the abandonment of the Parent Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01; and (b) that termination will not relieve a breaching party from liability for any material breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by Law or in equity.

     8.03 Termination Fee; Expenses.

          (a) Morgan shall pay to Parent, by wire transfer of immediately available funds, a termination fee in the amount of $1,000,000 (the "Termination Fee") if:

               (i) this Agreement is terminated by Morgan pursuant to Section 8.01(f); or

               (ii) (A) this Agreement is terminated by Parent pursuant to
          Section 8.01(b)(ii) or 8.01(g), or by Parent or Morgan pursuant to
          Section 8.01(h); (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Morgan shall have been publicly announced, publicly proposed or commenced; and (C) within 18 months after the date of such termination, Morgan shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated.

          (b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; and (ii) two business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee in accordance with this Section 8.03(b), Morgan shall have no further liability to Parent at law or in equity with respect to such termination under Section 8.01(f), 8.01(b) or 8.01(g), with respect to any Out-of-Pocket Expenses under Section 8.03(c), or with respect to this Agreement.

          (c) In the event that this Agreement is terminated (i) by Morgan pursuant to Section 8.01(b), as a result of a breach by Parent, (ii) by Parent pursuant to Section 8.01(b)(i), as a result of a breach by Morgan, or (iii) by either party pursuant to Section 8.01(c), as a result of the other party's failure to comply with any provision hereof which failure was the cause, or resulted in, the failure of the Effective Time to occur on or before the date specified in Section 8.01(c), then the other party shall promptly (but not later than two business days after receipt of notice of such termination from the terminating party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by the terminating party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Parent Merger or the other transactions contemplated by this Agreement) ("Out-of-Pocket Expenses"). Upon payment of such Out-of-Pocket Expenses in accordance with this Section 8.03(c), the other party shall have no further liability to the terminating party at law or in equity with respect to such termination under Section 8.01(b) by Morgan, Section 8.01(b)(i) by Parent, or Section 8.01(c) by either party, or with respect to this Agreement.

          (d) If either Parent or Morgan fails to pay all amounts due to the other party on the dates specified, then the breaching party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by either Morgan or Parent, as the case may be.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01 Survival.

          None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms.

     9.02 Waiver; Amendment.

          Prior to the Effective Time, any provision of this Agreement may be
(a) waived by the party benefited by the provision, or (b) amended or modified at any time, in each case, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Morgan Meeting, this Agreement may not be amended if it would violate Section 1701.78(G) of the OGCL or the federal securities Laws.

     9.03 Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties, and delivered to the other party, it being understood that both parties need not sign the same counterparts.

     9.04 Governing Law.

          This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

     9.05 Expenses.

          Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses and all fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Parent.

     9.06 Notices.

          All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery if personally delivered, or telecopied (with confirmation), (b) on the first business day following date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid. All notices shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

          If to Morgan, to:

          Morgan Bancorp, Inc.
          178 West Streetsboro Street
          Hudson, OH 44236
          Attn: William A. Dougherty
          Facsimile: (800) 309-6487


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

          With a copy to:

          Roetzel & Andress
          222 South Main Street
          Akron, OH 44308
          Attn: Kevin C. O'Neil
          Fax: (330) 376-4577

          If to Parent, to:

          LNB Bancorp, Inc.
          457 Broadway,
          Lorain, OH 44052
          Attn: Daniel E. Klimas
          Facsimile: (440) 244-4815

          With a copy to:

          Calfee, Halter & Griswold LLP
          1400 McDonald Investment Center
          800 Superior Avenue
          Cleveland, OH 44114
          Attn: John J. Jenkins
          Facsimile: (216) 241-0816

     9.07 Entire Agreement; No Third Party Beneficiaries.

          This Agreement and all schedules and exhibits attached hereto, together with the Voting Agreements (executed copies of which have been delivered to Parent prior to the execution of this Agreement) represent the entire agreement of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements or understandings heretofore made. Except for Sections 6.16 and 6.17(c) hereof, nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Interpretation; Effect.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References herein to "transaction contemplated by this Agreement" include the Parent Merger as well as the other transactions contemplated hereby and the transactions contemplated by the Voting Agreements. No rule of construction against the


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

draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its reasonable best efforts to cause its other Affiliates to take, appropriate action in connection therewith. All references to "dollars" or "$" mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any Law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such Law, rule or regulation.

     9.09 Waiver of Jury Trial.

          Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     9.10 Severability.

          Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Parent Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11 Assignment.

          Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     9.12 Submission to Jurisdiction.

          Each party hereto irrevocably submits to the jurisdiction of (a) the Court of Common Pleas of Lorain County, Ohio and (b) the United States District Court for the Northern District of Ohio, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of Ohio, or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Court of Common Pleas of Lorain County, Ohio. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Common Pleas of Lorain County, Ohio or (ii) the United

States District Court for the Northern District of Ohio and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.12 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 9.12 shall not constitute a general consent to service of process in the State of Ohio and shall have no effect for any purpose except as provided in this Section 9.12. The parties hereto agree that final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATTEST                                  MORGAN BANCORP, INC.


By:  /s/ J. Martin Erbaugh              By:  /s/ William A. Dougherty
    ---------------------------------       ------------------------------------
Name:    J. Martin Erbaugh              Name: William A. Dougherty
      -------------------------------   Title: President and CEO
Title: Secretary


                                        LNB BANCORP, INC.


                                        By:  /s/ Daniel E. Klimas
                                            ------------------------------------
                                        Name: Daniel E. Klimas
                                        Title: President and CEO

                                                                       Exhibit A

                            FORM OF VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement") is entered into on January 15, 2007, by and between LNB Bancorp, Inc., an Ohio corporation ("LNB"), and the party signing this agreement (the "Shareholder"), a resident of the State of Ohio solely in his individual capacity as beneficial owner of Common Shares, no par value per share (the "Common Shares"), of Morgan Bancorp, Inc., an Ohio corporation ("Morgan").

     WHEREAS, the Shareholder has sole or shared power to vote the Common Shares listed on the signature page hereto (all shares of such stock now owned and which may hereafter be acquired by the Shareholder prior to the termination of this Agreement, except Common Shares held by the Shareholder in a fiduciary capacity, shall be referred to herein as the "Control Shares"); and

     WHEREAS, LNB and Morgan propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that Morgan will merge with and into LNB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

A.   VOTING OF CONTROL SHARES

     1.1 Voting Agreement. The Shareholder hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of Morgan, however called, and in any action by consent of the shareholders of Morgan, the Shareholder shall vote the Control Shares: (i) in favor of the Parent Merger and the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Morgan and any person or entity other than LNB, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Morgan under the Merger Agreement or that would result in any of the conditions to the obligations of Morgan under the Merger Agreement not being fulfilled. Nothing contained in this Agreement shall be deemed to vest in LNB any direct or indirect ownership of the Control Shares.

B.   REPRESENTATIONS AND WARRANTIES

     The Shareholder hereby represents and warrants to LNB as follows:

     2.1 Authority Relative to this Agreement. The Shareholder has all necessary power and authority or capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

     2.2 No Conflict.

          (a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not (i) conflict with or violate any law, rule, judgment or decree applicable to the Shareholder or the Control Shares, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of, a lien or encumbrance on any of the Control Shares.

          (b) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent or approval of, or filing with or notification to, any regulatory body.

C.   MISCELLANEOUS

     3.1 Termination. This Agreement shall terminate on the earlier to occur of
(i) the Effective Time and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

     3.2 Specific Performance. The Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that LNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

     3.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

     3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State.

     3.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     3.7 Assignments. This Agreement shall not be assigned by operation of law or otherwise.

     3.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     3.9 Fiduciary Duty. Anything in this Agreement to the contrary notwithstanding, this Agreement will not require the Shareholder to take any action or omit to take any action if, after consultation with independent legal counsel, the Shareholder determines in good faith that the action or the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of the Shareholder's fiduciary duties as a director or officer of Morgan or otherwise under applicable Ohio or federal law, or Morgan's Articles or Code of Regulations.

                                      *****

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER                             LNB BANCORP, INC.


                                        By:
-------------------------------------       ------------------------------------
[Signature]                             Name: Daniel E. Klimas
                                        Title: President and CEO

-------------------------------------
[Print Name]

-------------------------------------
[Number of Common Shares]

                                                                       Exhibit B

                       FORM OF MORGAN AFFILIATE AGREEMENT

                                _________, 2007

LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052-1769

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an "Affiliate" of Morgan Bancorp, Inc. ("Morgan"), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act").

Pursuant to the terms of the Agreement and Plan of Merger by and between LNB Bancorp, Inc. ("LNB") and Morgan dated as of January 15, 2007 (the "Merger Agreement"), I may receive LNB common shares ("LNB Common Shares") in exchange for Morgan common shares ("Morgan Common Shares").

This letter is being delivered pursuant to Section 6.07 of the Merger Agreement. I represent and warrant to LNB that in such event:

A. I will sell, assign or transfer the LNB Common Shares that I receive only in compliance with the Act and the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement. I have discussed their requirements and limitations upon my ability to sell, transfer or otherwise dispose of the LNB Common Shares received, with legal counsel.

C. I understand that LNB is relying on the representations I am making in this letter.

D. I have been advised that the issuance of the LNB Common Shares issued to me pursuant to the Parent Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an Affiliate under the Rules and Regulations at the time the merger between LNB and Morgan (the "Parent Merger") was submitted for a vote of the shareholders of Morgan, that the LNB Common Shares must be held by me unless my subsequent sale, transfer or distribution of LNB Common Shares has been (i) registered under the Act; (ii) made in conformity with the volume and other limitations under Rule 145 promulgated by the Commission under the Act to which I have submitted to LNB satisfactory evidence of compliance, or (iii) in a transaction in which, in the opinion of counsel reasonably acceptable to LNB or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the LNB Common Shares.

E. I understand that stop transfer instructions will be given to LNB's transfer agent with respect to any LNB Common Shares that I receive in the Parent Merger and that there will be placed on my certificates for such LNB Common Shares, a legend stating in substance:

"The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of counsel satisfactory to the issuer, such sale, transfer or assignment is exempt from registration under the Securities Act of 1933, as amended."

The restrictive legend above shall be promptly removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from Calfee, Halter & Griswold LLP, or other counsel satisfactory to LNB, that such actions are appropriate under the then-existing circumstances.

AFFILIATE


-------------------------------------
[Signature]

-------------------------------------
[Print Name]


LNB BANCORP, INC.


By:
    ---------------------------------
Its:
     --------------------------------